Exhibit 10.2

SUPPLEMENTAL AGREEMENT TO THE ASSET PURCHASE AGREEMENT

Agreement No.: YMT-EA-260801-S1

This Supplemental Agreement to the Asset Purchase Agreement (hereinafter referred to as “this Agreement”) is entered into by the following parties on September 9, 2026 in Beijing, the People’s Republic of China (“China”):

Buyer:

Beijing Yimutian Network Technology Co., Ltd.（北京一人一亩田网络科技有限公司）(“Yimutian” or the “Buyer”), a limited liability company validly established and existing under the laws of China, with a Unified Social Credit Code of 911101080991996616.

Yimutian Inc. (“YMT” or the “Buyer”), a limited liability company incorporated under the laws of the Cayman Islands, with its registered address at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, whose shares are listed and traded on the NASDAQ Stock Market under the ticker symbol “YMT”.

Seller:

Zhaodong Guohe Animal Husbandry Co., Ltd.（肇东市国合牧业有限公司）(the “Seller”), a limited liability company validly established and existing under the laws of China, with a Unified Social Credit Code of 91231282MA18XAUB4L.

In this Agreement, the Seller and the Buyer are individually referred to as a “Party” and collectively as the “Parties”.

RECITALS:

1. The Buyer and the Seller entered into an Asset Purchase Agreement numbered YMT-EA-260801 in Beijing on August 20, 2026 (the “Original Agreement”). Pursuant to Sections 3.1 to 3.3 of the Original Agreement, the transaction consideration for the Subject Assets is USD 21,161,390 (in words: twenty-one million one hundred and sixty-one thousand three hundred and ninety US Dollars), payable by the Buyer by issuing new YMT ordinary shares to the Seller (the “Consideration Shares”, totaling 36,351,449,375 shares, corresponding to approximately 96,937,198 ADSs based on the ratio as of the date of execution).

2. After the execution of the Original Agreement, the trading price of YMT’s shares on the NASDAQ market declined significantly.

3. In order to balance the interests of both Parties and to safeguard the reasonable consideration to which the Seller is entitled under the Original Agreement, the Parties, through friendly negotiation, have unanimously agreed that, in addition to the transaction consideration stipulated in the Original Agreement, the Buyer shall issue additional YMT ordinary shares to the Seller in accordance with the provisions of this Supplemental Agreement, as a supplement to the consideration for this asset purchase transaction.

NOW, THEREFORE, the Parties hereby reach this Supplemental Agreement as follows:

Article 1 Supplementary Issuance of Consideration Shares

1.1 The Parties unanimously agree that, in addition to the transaction consideration and the Consideration Shares stipulated in Sections 3.1, 3.2 and 3.3 of the Original Agreement, the Buyer shall additionally issue to the Seller 21,572,064,625 (in words: twenty-one billion five hundred and seventy-two million sixty-four thousand six hundred and twenty-five) YMT ordinary shares (the “Additional Consideration Shares”) as a supplement to the consideration for this transaction. As adjusted by this Supplemental Agreement, the Additional Consideration Shares, together with the Original Consideration Shares, shall constitute the consideration acquired by the Seller in respect of this transaction.

1.2 The number of Additional Consideration Shares under this Supplemental Agreement shall be determined as follows:

(1) The Pricing Reference Date shall be the date of execution of this Supplemental Agreement, i.e., September 9, 2026;

(2) The newly adjusted share price (ADS) shall be the arithmetic average of the daily closing prices of the YMT listed shares (i.e., ADSs) on the NASDAQ market for five (5) consecutive trading days prior to the Pricing Reference Date (excluding the Pricing Reference Date itself) (the “Average ADS Price”), i.e., USD 2.192. The said five (5) trading days are September 1, September 2, September 3, September 4 and September 8, 2026 (September 7, 2026 was Labor Day in the United States and NASDAQ was closed);

(3) The total number of ADSs to be issued calculated at the newly adjusted share price (including the number to be issued under the Original Agreement) shall be the transaction consideration (i.e., USD 21,161,390) divided by the newly adjusted share price (i.e., USD 2.192), i.e., the newly calculated number of ADSs is 9,653,919;

(4) The total number of ordinary shares to be issued calculated at the newly adjusted share price shall be the total number of ADSs to be issued multiplied by 6,000 (based on the conversion ratio of one (1) ADS corresponding to 6,000 ordinary shares as of the Pricing Reference Date of this Supplemental Agreement);

(5) The number of Consideration Shares to be additionally issued shall be the total number of ordinary shares to be issued calculated at the new price minus the number of ordinary shares to be issued as stipulated in the Original Agreement.

1.3 The Additional Consideration Shares shall be included in the total transaction consideration for this transaction. References in Sections 3.7, 8.2, 11.1 and 11.2 of the Original Agreement to “transaction consideration”, “Consideration Shares”, “total number of shares” and the like shall be construed and applied as referring to the adjusted total consideration and total number of shares including the Additional Consideration Shares.

1.4 The issuance, registration and delivery of the Additional Consideration Shares shall be governed by Sections 3.4, 3.5, 7.2 and 9.2 of the Original Agreement, that is: after the execution of this Supplemental Agreement, the Buyer shall, within thirty (30) business days, issue the Additional Consideration Shares together with the Consideration Shares under the Original Agreement and register them in YMT’s register of members (recorded in the name of the Seller); the share certificates shall not be delivered during the Asset Clearing Period; and the delivery of the Additional Consideration Shares shall be subject to the satisfaction of all conditions set out in Section 3.5 of the Original Agreement.

1.5 Transfer Restrictions. From the date on which they become tradeable, the Additional Consideration Shares shall be subject to the same transfer restrictions as the Consideration Shares under the Original Agreement (Section 3.6 of the Original Agreement), that is: (1) a lock-up period of six (6) months commencing from the date on which the shares become tradeable; and (2) after the expiration of the lock-up period, the number of shares transferred per quarter shall not exceed 10% of the total number of shares held by the Seller (including the Consideration Shares and the Additional Consideration Shares). The Seller shall not circumvent the transfer restrictions stipulated in Section 3.6 of the Original Agreement by means of the Additional Consideration Shares.

1.6 If, after the execution of this Supplemental Agreement and prior to the registration of the issuance of the Additional Consideration Shares, YMT undergoes a share split, share consolidation, capitalization issue, adjustment of the ADS-to-ordinary-share ratio, or any other event affecting the number and price of shares, the number of Additional Consideration Shares and the supplementary issue price shall be adjusted accordingly upon written confirmation by both Parties in accordance with the principles of fairness and reasonableness.

Article 2 Tax, Foreign Exchange and Regulatory Matters

2.1 The Parties confirm that the Additional Consideration Shares constitute part of the consideration acquired by the Seller in respect of this transaction, and that the provisions of Article 6 of the Original Agreement regarding special tax treatment (tax deferral), tax deferral filing, treatment of transfers during the deferral period and foreign exchange registration shall equally apply to the Additional Consideration Shares.

2.2 When the Seller handles the tax deferral filing and foreign exchange registration under Sections 6.2 and 6.4 of the Original Agreement, the scope of such filing and registration shall include the Additional Consideration Shares. The Buyer shall cooperate with the Seller in handling the aforesaid formalities, including but not limited to providing documents such as YMT’s register of members and share certificates showing the Additional Consideration Shares.

2.3 The Buyer shall ensure that this additional issuance complies with YMT’s Articles of Association, the NASDAQ listing rules and the U.S. securities laws, and shall promptly obtain the requisite internal and external approvals (including but not limited to the approval of YMT’s board of directors and shareholders’ meeting, if applicable) and perform the relevant information disclosure obligations.

Article 3 Representations, Warranties and Covenants

3.1 The Parties confirm that the representations and warranties made by each of them under Article 8 of the Original Agreement remain true, accurate and complete as of the date of execution of this Supplemental Agreement, and shall equally apply to this Supplemental Agreement.

3.2 The Buyer undertakes to promptly and fully issue, register and deliver the Additional Consideration Shares in accordance with the provisions of the Original Agreement and this Supplemental Agreement, and to cooperate with the Seller in completing the tax, foreign exchange registration and information disclosure matters relating to the Additional Consideration Shares.

3.3 The Seller undertakes to continue to perform its obligations under the Original Agreement, and shall not delay or refuse to perform its obligations such as asset clearing and asset delivery on the grounds of the Additional Consideration Shares.

Article 4 Effectiveness, Termination and Rescission of the Agreement

4.1 This Supplemental Agreement shall become effective, be performed and terminate together with the Original Agreement. If the Original Agreement is terminated or rescinded in accordance with Section 11.1 thereof, this Supplemental Agreement shall automatically terminate, and the Buyer shall no longer be required to issue the Additional Consideration Shares; if the Additional Consideration Shares have already been issued, they shall be handled together in accordance with Section 11.2 of the Original Agreement.

4.2 Unless otherwise provided in this Supplemental Agreement, the costs incurred and liabilities assumed in connection with the performance of this Supplemental Agreement shall be governed by the provisions of the Original Agreement.

Article 5 Governing Law and Dispute Resolution

The conclusion, validity, interpretation, performance and dispute resolution of this Supplemental Agreement shall be governed by Article 12 of the Original Agreement, i.e., the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macau and Taiwan) shall apply; any dispute arising out of or in connection with this Supplemental Agreement shall first be resolved by the Parties through friendly negotiation, and if negotiation fails, shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with its then-effective arbitration rules, with three (3) arbitrators, and the arbitral award shall be final and binding on both Parties.

Article 6 Miscellaneous

6.1 This Supplemental Agreement is an integral part of the Original Agreement. Except for the matters expressly supplemented or amended by this Supplemental Agreement, the other terms and definitions of the Original Agreement shall remain in effect; in the event of any inconsistency between this Supplemental Agreement and the Original Agreement, this Supplemental Agreement shall prevail in respect of the matters covered by it.

6.2 Any amendment or supplement to this Supplemental Agreement shall be made in writing upon unanimous agreement of both Parties and shall become effective upon signature by both Parties.

6.3 This Supplemental Agreement shall become effective on the date when both Parties (i.e., Yimutian, YMT and the Seller) affix their seals and their legal representatives or authorized representatives sign it.

6.4 This Supplemental Agreement is executed in four (4) originals, with the Buyer holding two (2) copies and the Seller holding two (2) copies, all of which shall have the same legal effect.

6.5 Matters not covered in this Supplemental Agreement shall be governed by the provisions of the Original Agreement; matters not covered in the Original Agreement shall be determined by both Parties through further negotiation.

(No text below on this page; the signature pages follow.)

IN WITNESS WHEREOF, each Party to this Agreement has caused this Agreement to be duly executed by its duly authorized representative as of the date first written above.

BUYER:

Beijing Yimutian Network Technology Co., Ltd.（北京一人一亩田网络科技有限公司）

(Company Seal)

By:	/s/ Deng Jinhong
Name:	Deng Jinhong
Title:	Legal Representative

Yimutian Inc.

By:	/s/ Deng Jinhong
Name:	Deng Jinhong

IN WITNESS WHEREOF, each Party to this Agreement has caused this Agreement to be duly executed by its duly authorized representative as of the date first written above.

SELLER:

Zhaodong Guohe Animal Husbandry Co., Ltd.（肇东市国合牧业有限公司）

(Company Seal)

By:	/s/ Li Weijun
Name:	Li Weijun
Title:	Legal Representative

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